Exhibit 99.1

Company Investor/ Media Contact:
dj Orthopedics, Inc.
Mark Francois Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS COMMENTS ON TRADING ACTIVITY

SAN DIEGO, CA, January 26, 2004 – dj Orthopedics, Inc., (NYSE: DJO), was contacted today by the New York Stock Exchange regarding today’s activity in the Company’s common stock.

The Company has not issued any news and is not aware of any events that would account for the unusual trading activity.  As previously announced on January 16, 2004, the Company will release its fourth quarter and fiscal year end 2003 results on Wednesday, January 28, 2004 and expects to report net revenues for the fourth quarter of $54.6 million with net income of $0.21 per share.

About dj Orthopedics, Inc.

dj Orthopedics is a global orthopedic sports medicine company focused on the design, manufacture and marketing of products and services that regenerate and rehabilitate soft tissue and bone after trauma, help protect against injury and treat osteoarthritis of the knee.  Its broad range of over 600 rehabilitation products, many of which are based on proprietary technologies, includes rigid knee braces, soft goods, specialty and other complementary orthopedic products such as cold therapy and pain management systems.  The Company’s regeneration products consist of two bone growth stimulation devices, the OL1000, approved by the FDA in 1994, which utilizes patented Combined Magnetic Field technology to deliver a highly specific, low-energy signal for the non-invasive treatment of an established nonunion fracture acquired secondary to trauma, excluding vertebrae and all flat bones, and SpinaLogic®, a state-of-the-art device used as an adjunct to primary lumbar spinal fusion surgery for one or two levels, approved by the FDA in late 1999.  The Company’s products provide solutions for orthopedic professionals and their patients throughout the patient’s continuum of care.  For more information, visit the Company’s website at www.djortho.com.

###